Exhibit 15.2

Letter from KPMG LLP to the Securities and Exchange Commission

October 31, 2022
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Endava plc and, under the date of October 31, 2022, we reported on the consolidated financial statements of Endava plc and subsidiaries as of and for the years ended June 30, 2022, 2021 and 2020 and the effectiveness of internal control over financial reporting as of June 30, 2022. We have been notified that the Board of Directors of Endava plc have decided to engage PricewaterhouseCoopers LLP as its principal accountant for the fiscal year ending June 30, 2023 and that the auditor-client relationship with KPMG LLP will cease upon receipt by the Company of our resignation after the completion of the audit of Endava plc’s consolidated financial statements as of and for the year ended June 30, 2022 and the effectiveness of internal control over financial reporting as of June 30, 2022, and the issuance of our reports thereon.

We have read Endava plc’s statements included under the Change in Registrant’s Certifying Accountant section of its Form 20-F, dated October 31, 2022, and we agree with such statements.

/s/ KPMG LLP
London, United Kingdom
October 31, 2022